Exhibit 99.23(i)

2000 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20006-1888	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SAN DIEGO, WASHINGTON, D.C.

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March 1, 2007

Old Westbury Funds, Inc.
760 Moore Road
King of Prussia, PA 19406

Re:	Shares of Common Stock of
Old Westbury Funds, Inc.

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 28 and Amendment No. 29 to the Registration Statement on Form N-1A (SEC File Nos. 033-66528; 811-07912) (the “Registration Statement”) of Old Westbury Funds, Inc. (the “Company”) relating to the registration of an indefinite number of shares of common stock of all the Company’s series (the “Shares”).

We have been requested by the Company to furnish this opinion as Exhibit 23(i) to the Registration Statement.

We have examined documents relating to the organization of the Company and its series and the authorization and issuance of shares of its series.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance and sale of the Shares by the Company have been duly and validly authorized by all appropriate action and, assuming delivery by sale or in accord with the Company’s dividend reinvestment plan in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP MORRISON & FOERSTER LLP